Mail Stop 6010


February 7, 2006

Mr. Walter J. Galvin
Senior Executive Vice President and Chief Financial Officer
Emerson Electric Co.
8000 W. Florissant Ave.
P.O. Box 4100
St. Louis, Missouri 63136

      Re:	Emerson Electric Co.
      Form 10-K for the fiscal year ended September 30, 2005
		File No. 1-278

Dear Mr. Galvin,

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.




      Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant